EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
MIMEDX GROUP, INC.,
TITAN ACQUISITION SUB I, INC.,
TITAN ACQUISITION SUB II, LLC,
STABILITY INC.,
CERTAIN STOCKHOLDERS OF STABILITY INC.
and
THE STOCKHOLDER REPRESENTATIVE
Dated as of January 10, 2016

ARTICLE I	DEFINITIONS

ARTICLE II	THE MERGER

Section 2.01	The Merger

Section 2.02	Closing

Section 2.03	Closing Deliverables

Section 2.04	Effective Time

Section 2.05	Effects of the Merger

Section 2.06	Articles of Incorporation and By-laws of First Step Surviving Corporation; Articles of Organization and Operating Agreement of Final Surviving Company

Section 2.07	Directors and Officers of First Step Surviving Corporation; Managers and Officers of Final Surviving Company

Section 2.08	Effect of the Merger on the Equity Securities of the Company, Merger Sub and Merger Sub II

Section 2.09	Dissenting Shares

Section 2.10	Surrender and Payment

Section 2.11	No Further Ownership Rights in Company Common Stock

Section 2.12	Adjustments

Section 2.13	Withholding Rights

Section 2.14	Lost Certificates

Section 2.15	Working Capital Adjustment.

Section 2.16	Earn-Out

Section 2.17	Cash Calculation Adjustments

Section 2.18	Consideration Spreadsheet

Section 2.19	Tax Consequences

Section 2.20	No Fractional Shares

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01	Organization and Qualification of the Company

Section 3.02	Authority; Board Approval

Section 3.03	No Conflicts; Consents

Section 3.04	Capitalization

Section 3.05	No Subsidiaries

Section 3.06	Financial Statements

Section 3.07	Undisclosed Liabilities

Section 3.08	Absence of Certain Changes, Events and Conditions

i

Section 3.09	Material Contracts

Section 3.10	Title to Assets; Real Property

Section 3.11	Condition And Sufficiency of Assets

Section 3.12	Intellectual Property

Section 3.13	Inventory

Section 3.14	Accounts Receivable

Section 3.15	Customers and Suppliers

Section 3.16	Insurance

Section 3.17	Legal Proceedings; Governmental Orders

Section 3.18	Compliance With Laws; Permits

Section 3.19	Environmental Matters

Section 3.20	Employee Benefit Matters

Section 3.21	Employment Matters

Section 3.22	Taxes

Section 3.23	Books and Records

Section 3.24	Related Party Transactions

Section 3.25	Banks; Powers of Attorney

Section 3.26	Other Regulatory Matters

Section 3.27	Health Care Law Matters

Section 3.28	Warranty Matters

Section 3.29	Brokers

Section 3.30	Certain Payments

Section 3.31	Takeover Statutes

Section 3.32	Full Disclosure

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Section 4.01	Organization and Authority of the Stockholders

Section 4.02	No Conflicts; Consents

Section 4.03	Investment Representations

Section 4.04	Brokers

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Section 5.01	Organization and Authority of Parent and Merger Subs

Section 5.02	No Conflicts; Consents

Section 5.03	Capitalization; Subsidiaries

ii

Section 5.04	No Prior Merger Sub Operations

Section 5.05	Brokers

Section 5.06	Securities Filings; Financial Statements

Section 5.07	Legal Proceedings

ARTICLE VI	COVENANTS

Section 6.01	Conduct of Business Prior to the Closing

Section 6.02	Access to Information

Section 6.03	No Solicitation

Section 6.04	Notice of Certain Events

Section 6.05	Supplement to Disclosure Schedules

Section 6.06	[Intentionally Omitted]

Section 6.07	Governmental Approvals and Consents

Section 6.08	Directors’ and Officers’ Indemnification and Insurance

Section 6.09	Closing Conditions

Section 6.10	Public Announcements

Section 6.11	Further Assurances

Section 6.12	Benefit Plans

Section 6.13	Privilege Rights

Section 6.14	Earn-Out Consideration

ARTICLE VII	TAX MATTERS

Section 7.01	Tax Covenants

Section 7.02	Termination of Existing Tax Sharing Agreements

Section 7.03	Tax Indemnification

Section 7.04	Tax Returns

Section 7.05	Straddle Period

Section 7.06	Contests

Section 7.07	Cooperation and Exchange of Information

Section 7.08	Tax Treatment of Indemnification Payments

Section 7.09	Payments to Parent

Section 7.10	FIRPTA Statement

Section 7.11	Survival

Section 7.12	Overlap

ARTICLE VIII	CONDITIONS TO CLOSING

Section 8.01	Conditions to Obligations of All Parties

iii

Section 8.02	Conditions to Obligations of Parent and Merger Subs

Section 8.03	Conditions to Obligations of the Company

ARTICLE IX	INDEMNIFICATION

Section 9.01	Survival

Section 9.02	Indemnification By Stockholders

Section 9.03	Indemnification By Parent

Section 9.04	Certain Limitations

Section 9.05	Indemnification Procedures

Section 9.06	Payments to Parent

Section 9.07	Tax Treatment of Indemnification Payments

Section 9.08	Effect of Investigation

Section 9.09	Exclusive Remedies

ARTICLE X	TERMINATION

Section 10.01	Termination

Section 10.02	Effect of Termination

ARTICLE XI	MISCELLANEOUS

Section 11.01	The Stockholder Representative

Section 11.02	Expenses

Section 11.03	Notices

Section 11.04	Interpretation

Section 11.05	Headings

Section 11.06	Severability

Section 11.07	Entire Agreement

Section 11.08	Successors and Assigns

Section 11.09	No Third-party Beneficiaries

Section 11.10	Amendment and Modification; Waiver

Section 11.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

Section 11.12	Specific Performance

Section 11.13	Counterparts

iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of January 10, 2016, by and among MiMedx Group, Inc., a Florida corporation (“Parent”), Titan Acquisition Sub I, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Titan Acquisition Sub II, LLC, a Georgia limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, “Merger Subs”), Stability Inc., a Florida corporation (the “Company”), certain of the stockholders of the Company as set forth on the signature pages hereto, and Brian Martin, as stockholder representative (in such capacity, the “Stockholder Representative”).
RECITALS
A.    Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “First Merger”). Upon consummation of the First Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent. Parent, Merger Sub II and the Company intend to effect, following the consummation of the First Merger, the merger of the First Step Surviving Corporation (as defined in Section 2.01(a)) with and into Merger Sub II, with Merger Sub II surviving that merger on the terms and subject to the conditions set forth herein (the “Second Merger” and, together or in seriatim with the First Merger, as appropriate, the “Merger”). Upon consummation of the Second Merger, the First Step Surviving Corporation will cease to exist and Merger Sub II will continue to exist as a wholly-owned Subsidiary of Parent.
B.     The board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders of the Company in accordance with the Florida Business Corporation Act (the “Florida Act”). Concurrently with the execution of this Agreement, the Stockholders have unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.
C.    The respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.
D.    The board of directors of Merger Sub and the managers of Merger Sub II have declared this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and Merger Sub II, respectively, and the stockholders of Merger Sub and the members of Merger Sub II, respectively, have approved this Agreement and the Merger in accordance with the Florida Act and the Georgia Limited Liability Company Act (the “Georgia Act”), respectively.
D.     Parent, Merger Subs and the Company intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Parent, Merger Sub, and the Company will each be a “party to the reorganization” within the meaning of Section

368(a) of the Code, and that Merger Sub II will be treated as a disregarded entity under the Code and regulations promulgated under the Code.
E.    As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Stockholders shall execute and deliver at Closing a lock-up agreement (collectively, the “Lock-Up Agreements”), with Parent pursuant to which, among other things, the Stockholders shall agree, subject to the terms thereof, to lock-up portions of the Parent Shares received in the Merger for the periods set forth therein, and certain of the Stockholders shall execute and deliver a restrictive covenants agreement (collectively, the “Restrictive Covenants Agreements”), with Final Surviving Company pursuant to which, among other things, such Stockholders shall agree to be bound by the restrictive covenants set forth therein.
F.    Each of the Company, Parent and Merger Subs desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the consummation of the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:
“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination transaction directly or indirectly involving the Company, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance or sale by the Company of 15% or more of the Shares or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, examination or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)(i)) determined on an as if converted to Company Common Stock basis.

“Agreement” has the meaning set forth in the preamble.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Basket” has the meaning set forth in Section 9.04(a).
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Atlanta, Georgia are authorized or required by Law to be closed for business.
“Cap” has the meaning set forth in Section 9.04(a).
“Cash Calculation” has the meaning set forth in Section 2.17.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, including as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Certificate” has the meaning set forth in Section 2.10(a).
“Closing” has the meaning set forth in Section 2.02.
“Closing Cash Payment” means, subject to Section 2.20, cash equal to (x) sixty percent (60%) of $10,000,000, minus (y) (i) the Stockholder Representative Expense Amount, (ii) the outstanding Indebtedness of the Company as of the open of business on the Closing Date (other than (A) the Permitted Indebtedness and (B) the current portion of any Indebtedness of the Company (other than the Permitted Indebtedness) which shall constitute a Current Liability and shall be included in the calculation of Closing Working Capital), and (iii) the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Indebtedness Certificate” means a certificate executed by the Chief Executive Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date (including the Permitted Indebtedness) and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.
“Closing Merger Consideration” means $10,000,000, minus (x) the Stockholder Representative Expense Amount, (y) the outstanding Indebtedness of the Company as of the open of business on the Closing Date (other than (i) the Permitted Indebtedness and (ii) the current portion of any Indebtedness of the Company (other than the Permitted Indebtedness) which shall constitute a Current Liability and shall be included in the calculation of Closing Working Capital), and (z) the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.
“Closing Merger Shares” means, subject to Section 2.20, a number of Parent Shares determined by dividing (a) forty percent (40%) of $10,000,000 by (b) the Parent Stock Value.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Aggregate Share Number.
“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).
“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.15(a)(i).
“Code” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble.
“Company Board” has the meaning set forth in the recitals.
“Company Charter Documents” has the meaning set forth in Section 3.03.
“Company Common Stock” means the common stock of the Company, including the Restricted Stock.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company or used or held for use by the Company in the conduct of the Company’s business.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other written Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding Contracts for commercially available “off the shelf” software or technology products providing for an aggregate purchase price (or license fee over the term of the license) of less than $20,000.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the Closing Date, including any such products manufactured by the Company or an unaffiliated third party.
“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).
“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or Stockholders and any of their respective Affiliates, determined in accordance with GAAP.
“Current Liabilities” means accounts payable, accrued Liabilities, accrued Taxes and accrued expenses, deferred Tax Liabilities and the current portion of any Indebtedness of the Company, but excluding any Transaction Expenses which shall reduce the Closing Merger Consideration pursuant to the definition of “Closing Merger Consideration”, determined in accordance with GAAP.
“D&O Indemnified Party” has the meaning set forth in Section 6.08(a).
“D&O Indemnifying Parties” has the meaning set forth in Section 6.08(b).
“D&O Tail Policy” has the meaning set forth in Section 6.08(c).
“Direct Claim” has the meaning set forth in Section 9.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.15(b)(iii).
“Dissenting Shares” has the meaning set forth in Section 2.09.
“Dollars or $” means the lawful currency of the United States.
“Earn-Out Amount” means, for each Earn-Out Period, an amount equal to one (1) times the Gross Profit Margin for such Earn-Out Period; provided, however, if the amount of aggregate Net Sales for such Earn-Out Period is less than $12,000,000, then the Earn-Out Amount will decrease to one-half (0.5) times the Gross Profit Margin for such Earn-Out Period.
“Earn-Out Cash” has the meaning set forth in Section 2.16(a)(iii).
“Earn-Out Consideration” has the meaning set forth in Section 2.16(a)(iii).
“Earn-Out Objection Notice” has the meaning set forth in Section 2.16(a)(ii).
“Earn-Out Period” means the First Earn-Out Period or the Second Earn-Out Period, as applicable.
“Earn-Out Shares” has the meaning set forth in Section 2.16(a)(iii).

“Earn-Out Shares Cap” means that number of Parent Shares that, if issued pursuant to this Agreement, would require the approval of Parent’s stockholders pursuant to the rules and regulations of Nasdaq.
“Effective Time” has the meaning set forth in Section 2.04.
“Employment Agreements” has the meaning set forth in Section 2.03(a)(iii).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any applicable Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.
“FDA” means the United States Food and Drug Administration.
“Filed Contract” means the Contracts to which Parent or any of its Subsidiaries is a party that were attached as exhibits to any of the Parent Securities Documents since January 1, 2015.
“Final Earn-Out Statement” has the meaning set forth in Section 2.16(a)(ii).
“Financial Statements” has the meaning set forth in Section 3.06.
“Final Surviving Company” has the meaning set forth in Section 2.01(b).
“FIRPTA Statement” has the meaning set forth in Section 7.10.
“First Certificate of Merger” has the meaning set forth in Section 2.04.
“First Earn-Out Period” means the period beginning on the Closing Date and ending on December 31, 2016.
“First Merger” has the meaning set forth in the recitals.
“First Step Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Florida Act” has the meaning set forth in the recitals.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Georgia Act” has the meaning set forth in the recitals.
“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Gross Profit Margin” means the aggregate of the following amounts for an Earn-Out Period; provided that if the First Earn-Out Period is less than 12 months then such amounts will be calculated on an annualized basis:
(a)    with respect to Company Products manufactured by the Company that are sold by the Company’s Sales Personnel during such Earn-Out Period, (i) the Net Sales from such Company Products, less (ii) the cost of goods sold for such Company Products calculated to include direct processing labor costs and direct processing materials costs and calculated in a manner consistent with the preparation of the Parent Financial Statements, less (iii) one percent (1%) of the Net Sales from the Products (as such term is defined in the Release Agreement);
(b)    with respect to Company Products manufactured by an unaffiliated third party that are sold by the Company’s Sales Personnel during such Earn-Out Period, (i) the Net Sales from such Company Products, less (ii) the cost of goods sold for such Company Products based on the actual cost to purchase such Company Products plus other applicable direct costs (including freight-in) and calculated in a manner consistent with the preparation of the Parent Financial Statements;
(c)    with respect to Parent Products manufactured by Parent, its Subsidiaries or an unaffiliated third party that are sold by the Company’s Sales Personnel during such Earn-Out Period, an amount equal to sixty-five percent (65%) of the Net Sales from such Parent Products;
(d)    with respect to Company Products manufactured by the Company that are sold by Parent’s or its Subsidiaries’ Sales Personnel (other than the Company’s Sales Personnel) during such Earn-Out Period, (i) the Net Sales from such Company Products, less (ii) (A) the cost of goods sold for such Company Products calculated to include direct processing labor costs and direct processing materials costs and calculated in a manner consistent with the preparation of the Parent Financial Statements and (B) an amount equal to twenty-five percent (25%) of the Net Sales from such Company Products in respect of Parent’s distribution costs, less (iii) one percent (1%) of the Net Sales from the Products (as such term is defined in the Release Agreement); and
(e)    with respect to Company Products manufactured by an unaffiliated third party that are sold by Parent’s or its Subsidiaries’ Sales Personnel (other than the Company’s Sales Personnel), (i) the Net Sales from such Company Products, less (ii) (A) the cost of goods sold for such Company Products based on the actual cost to purchase such Company Product plus other applicable direct costs (including freight-in) and calculated in a manner consistent with the preparation of the Parent Financial Statements and (B) an amount equal to twenty-five percent (25%) of the Net Sales from such Company Products in respect of Parent’s distribution costs.
“Hazardous Materials” means any material regulated because of its effect or potential effect on human health or the environment, including: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls. Notwithstanding the foregoing, the term “Hazardous Materials” shall not mean or include: (i) standard cleaning, pesticide or maintenance fluids or similar substances customarily used or handled in the ordinary course of business and in material compliance with Environmental Law, or (ii) such of the foregoing that may be naturally occurring in the indoor or outdoor environment.
“Health Care Law” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (h) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (i) applicable state anti-kickback, fee-splitting and patient brokering laws, (j) state information privacy and security laws, and (k) state laws governing the licensure and operation of clinical laboratories.
“Health Care Professional” means any Person (e.g., hospital or hospital purchase manager, physician, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of Products or related services or similar products or services.
“Healthcare Programs” has the meaning set forth in Section 3.27(g).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IDE” has the meaning set forth in Section 3.26(c)(i).
“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 9.05.
“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” means RSM US LLP or such other impartial nationally recognized firm of independent certified public accountants mutually agreed to by Parent and the Stockholder Representative.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“IRB” has the meaning set forth in Section 3.26(f).
“Knowledge” means, when used with respect to the Company, the actual knowledge of Martin Hall, Tom Johnston, Brian Martin, Scott Walsh, Russell Adams, Brent Smith, Erik Erbe, and Jayce Holley, or the knowledge that any of the foregoing individuals would reasonably be expected to have within the scope of the reasonable fulfillment of their duties to the Company.
“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, any Health Care Law.
“Letter of Transmittal” has the meaning set forth in Section 2.10(b).
“Liabilities” has the meaning set forth in Section 3.07.
“Lock-Up Agreements” has the meaning set forth in the recitals.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers. Notwithstanding any provision of this Agreement, no party shall be liable for, and the definition of Losses shall not include, any consequential or punitive damages (except for punitive damages payable to a third party or Governmental Authority or except with respect to claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, in any case which shall be treated as Losses).
“Majority Holders” has the meaning set forth in Section 11.01(b).
“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.15(a).
“Material Suppliers” has the meaning set forth in Section 3.15(b).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Post-Closing Adjustment (if any) and the Earn-Out Consideration (if any) that the Stockholders become entitled to receive pursuant to the terms of this Agreement.
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub II” has the meaning set forth in the preamble.
“Merger Subs” has the meaning set forth in the preamble.
“Nasdaq” means the NASDAQ Capital Market.
“Net Sales” means the gross amount invoiced by Parent, its Subsidiaries or the Company (or the Final Surviving Company) to unrelated third parties for Sales, less: (a) trade quantity and cash discounts allowed; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; (c) product returns, credits, and allowances; (d) freight, insurance, taxes, excise tax, customs, duties, and other government charges; and (e) bad debt expense. All such amounts shall be determined from books and records maintained in accordance with GAAP.
“Outside Date” has the meaning set forth in Section 10.01(b)(ii).
“Parent” has the meaning set forth in the preamble.
“Parent Average Price” means the average closing price of one (1) share of Parent’s common stock on Nasdaq for the thirty (30) day period preceding the date that an Earn-Out Amount becomes due pursuant to Section 2.16.
“Parent Financial Statements” means Parent’s annual audited financial statements for the fiscal year in which an Earn-Out Period ends.
“Parent Indemnitees” has the meaning set forth in Section 9.02.
“Parent Preferred Stock” has the meaning set forth in Section 5.03.
“Parent Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Parent or its Subsidiaries (other than the Company), including any such products manufactured by Parent, its Subsidiaries (other than the Company) or an unaffiliated third party. For the avoidance of doubt, Parent Products shall not include any Company Products.
“Parent Securities Documents” means all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Parent with applicable securities regulatory authorities, including the SEC, and with self-regulatory organizations, together with all exhibits thereto.
“Parent Shares” means shares of Parent’s common stock, par value $0.001.
“Parent Stock Value” means the average closing price of one (1) share of Parent’s common stock on Nasdaq for the thirty (30) day period preceding the second trading day prior to the Closing Date.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Permitted Indebtedness” means the Indebtedness of the Company set forth in Section 1(b) of the Disclosure Schedules in an aggregate outstanding principal amount as set forth therein.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.15(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Preliminary Earn-Out Statement” has the meaning set forth in Section 2.16(a)(i).
“Privileged Information” has the meaning set forth in Section 6.13.
“Pro Rata Share” means, with respect to any Stockholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time basis, by (b) the Aggregate Share Number.
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means (when such term is used in connection with the term “Hazardous Materials”) any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Release Agreement” means the Release Agreement between the Company and Erik Erbe dated as of January 10, 2016.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 11.01(c).
“Requisite Company Vote” has the meaning set forth in Section 3.02(a).
“Resolution Period” has the meaning set forth in Section 2.15(b)(ii).
“Restricted Nation” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria or Zimbabwe.
“Restricted Stock” means restricted common stock of the Company awarded pursuant to the Stock Incentive Plan.
“Restrictive Covenants Agreements” has the meaning set forth in the recitals.
“Review Period” has the meaning set forth in Section 2.15(b)(i).

“Sales” means (a) sales of Company Products by Parent’s or its Subsidiaries’ Sales Personnel or by the Company’s or Final Surviving Company’s Sales Personnel or (b) sales of Parent Products by the Company’s or Final Surviving Company’s Sales Personnel. For the avoidance of doubt, Sales shall not include sales of Parent Products by Parent’s or its Subsidiaries’ Sales Personnel (other than the Company’s (or Final Surviving Company’s) Sales Personnel).
“Sales Personnel” shall mean, with respect to any Person, any employee, representative, agent or distributor contractually engaged to sell products on behalf of the Person.
“SEC” means the United States Securities and Exchange Commission.
“Second Certificate of Merger” has the meaning set forth in Section 2.04.
“Second Earn-Out Period” means the period beginning on January 1, 2017 and ending on December 31, 2017.
“Second Effective Time” has the meaning set forth in Section 2.04.
“Second Merger” has the meaning set forth in the recitals.
“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.
“Shares” means shares of Company Common Stock.
“Standstill Agreement” has the meaning set forth in Section 6.03(b).
“Statement of Objections” has the meaning set forth in Section 2.15(b)(ii).
“Stock Incentive Plan” means the Stability Inc. 2015 Stock Incentive Plan.
“Stockholder Indemnitees” has the meaning set forth in Section 9.03.
“Stockholder Representative” has the meaning set forth in the preamble.
“Stockholder Representative Expense Amount” means $300,000.
“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.03(b)(ii).
“Stockholders” means each of the stockholders of the Company, as identified on Section 1(c) of the Disclosure Schedules.
“Straddle Period” has the meaning set forth in Section 7.05.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Working Capital” means negative Five Hundred Fifty Thousand Dollars (-$550,000).
“Tax Action” has the meaning set forth in Section 3.22(k).
“Tax Claim” has the meaning set forth in Section 7.06.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.
“Tested Payment” has the meaning set forth in Section 2.17(a).
“Third Party Claim” has the meaning set forth in Section 9.05(a).
“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the Merger and the other transactions contemplated hereby, including any unpaid costs of the D&O Tail Policy referenced in Section 6.08(c).
“Transfer Taxes” has the meaning set forth in Section 7.01(b).
“Union” has the meaning set forth in Section 3.21(b).
“U.S. Securities Laws” means United States federal and state securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of Nasdaq.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs, reduction in hours and employment losses.
“Year End Financial Statements” has the meaning set forth in Section 3.06.
ARTICLE II
THE MERGER
Section 2.01    The Merger.

(a)    Merger of Merger Sub into the Company. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Act, at the Effective Time, (i) Merger Sub will merge with and into the Company, and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Florida Act as the surviving corporation in the First Merger and a wholly-owned subsidiary of Parent (the “First Step Surviving Corporation”) (it being understood that references to “Merger Sub” shall be deemed to be references to the “First Step Surviving Corporation” to the extent such references relate to the period after the Effective Time).
(b)    Merger of the First Step Surviving Corporation into Merger Sub II. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Act and the Georgia Act, at the Second Effective Time, (i) the First Step Surviving Corporation will merge with and into Merger Sub II, and (ii) the separate corporate existence of the First Step Surviving Corporation will cease and Merger Sub II will continue its limited liability company existence under the Georgia Act as the surviving company in the Second Merger and a wholly-owned subsidiary of Parent (the “Final Surviving Company”) (it being understood that references to “Merger Sub II” shall be deemed to be references to the “Final Surviving Company” to the extent such references relate to the period after the Second Effective Time).
Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9 a.m. (Eastern Time) on the date of this Agreement if the conditions to Closing set forth in Article VIII have been satisfied or waived on or prior to such date, but if such conditions have not been so satisfied by the date of this Agreement then the Closing shall take place on the date no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.03    Closing Deliverables.
(a)    At or prior to the Closing, the Company or the Stockholders, as applicable, shall deliver or cause to be delivered to Parent the following:
(i)    the Lock-Up Agreements between Parent and each of the Stockholders, in form and substance reasonably satisfactory to Parent and such counterparty thereto, duly executed by each of the Stockholders;
(ii)    the Restrictive Covenants Agreements between the Final Surviving Company and each of Brian Martin, Thomas Johnston and Martin P. Hall, Jr., in form and substance reasonably satisfactory to Parent and such counterparty thereto, duly executed by Brian Martin, Thomas Johnston and Martin P. Hall, Jr.;
(iii)    employment agreements between Parent or the Final Surviving Company and each of Brian Martin, Thomas Johnston and Martin P. Hall, Jr., in form and substance reasonably satisfactory to Parent and such counterparty thereto (collectively, the “Employment Agreements”);
(iv)    [Intentionally Omitted];

(v)    a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) has been satisfied;
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;
(vii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;
(viii)    a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;
(ix)    prior to the Closing, the Closing Transaction Expenses Certificate;
(x)    prior to the Closing, the Closing Indebtedness Certificate, together with payoff letters from the holders of the outstanding Indebtedness listed thereon and evidence satisfactory to Parent that any Encumbrances related thereto will be released upon payment of the amounts set forth in such payoff letters;
(xi)    [Intentionally Omitted];
(xii)    the Consideration Spreadsheet contemplated in Section 2.18;
(xiii)    the FIRPTA Statement; and
(xiv)    such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)    At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:
(i)    in respect of each Stockholder from whom Parent has received a Certificate and Letter of Transmittal in accordance with Section 2.10(c) on or prior to the Closing Date, (A) payment to the Stockholder Representative, on behalf of such Stockholder, by wire transfer of immediately available funds of such Stockholder’s Pro Rata Share of the Closing Cash Payment and (B) a letter to Parent’s transfer agent directing it to deliver to the Stockholder Representative, on behalf of such Stockholder, a number of Parent Shares equal to such Stockholder’s Pro Rata Share of the Closing Merger Shares;
(ii)    payment of the Stockholder Representative Expense Amount by wire transfer of immediately available funds to a bank account designated by the Stockholder Representative (the “Stockholder Representative Expense Fund”);

(iii)    payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;
(iv)    payment to holders of outstanding Indebtedness (including the Permitted Indebtedness), if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holders of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate, subject to receipt of payoff letters from such holders and evidence satisfactory to Parent that any Encumbrances related thereto will be released upon payment of the amounts set forth in such payoff letters;
(v)    a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Subs, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) has been satisfied;
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Subs certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Subs authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;
(vii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Subs certifying the names and signatures of the officers of Parent and Merger Subs authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder;
(viii)    the Employment Agreements, duly executed by Parent or the Final Surviving Company; and
(ix)    such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement
Section 2.04    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate or articles of merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the Florida Act and shall make all other filings or recordings required under the Florida Act. The First Merger shall become effective at such time as the First Certificate of Merger has been duly filed with the Secretary of State of the State of Florida or at such later date or time as may be agreed by the Company and Parent in writing and specified in the First Certificate of Merger in accordance with the Florida Act (the effective time of the First Merger being hereinafter referred to as the “Effective Time”). Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, Parent, the First Step Surviving Corporation and Merger Sub II shall cause certificates or articles of merger to be executed, acknowledged and filed with the Secretary of State of the State of Florida and the Secretary of State of the State of Georgia (collectively, the “Second Certificate of Merger”) in accordance with the relevant provisions of the Florida Act and the Georgia Act and shall make all other filings or recordings required under the Florida Act and the Georgia Act. The Second Merger shall become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Florida and the Secretary of State of the State of Georgia or at such later date or time as may be agreed by the Company and Parent in writing and specified in the

Second Certificate of Merger in accordance with the Florida Act and the Georgia Act (the effective time of the Second Merger being hereinafter referred to as the “Second Effective Time”).
Section 2.05    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Florida Act and the Georgia Act. Without limiting the generality of the foregoing, and subject thereto, (a) from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the First Step Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the First Step Surviving Corporation, and (b) from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the First Step Surviving Corporation and Merger Sub II shall vest in the Final Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities, obligations, restrictions and duties of the Final Surviving Company.
Section 2.06    Articles of Incorporation and By-laws of First Step Surviving Corporation; Articles of Organization and Operating Agreement of Final Surviving Company.
(a)    At the Effective Time, (i) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the First Step Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the First Step Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the First Step Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.
(b)    At the Second Effective Time, (i) the articles of organization of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the articles of organization of the Final Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the operating agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the operating agreement of the Final Surviving Company until thereafter amended in accordance with the terms thereof, the articles of organization of the Final Surviving Company, or as provided by applicable Law; provided, however, in each case, that the name of the company set forth therein shall be changed to “Stability Biologics, LLC.”
Section 2.07    Directors and Officers of First Step Surviving Corporation; Managers and Officers of Final Surviving Company.
(a)    The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the First Step Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the First Step Surviving Corporation.
(b)    The managers and officers of Merger Sub II, in each case, immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the managers and officers, respectively, of the Final Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of organization and operating agreement of the Final Surviving Company.

Section 2.08    Effect of the Merger on the Equity Securities of the Company, Merger Sub and Merger Sub II.
(a)    At the Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:
(i)    Cancellation of Certain Company Common Stock. Shares that are owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii)    Conversion of Company Common Stock. Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.08(a)(i) and Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, payable in the following amounts (subject to Section 2.20): (A) cash, without interest, in an amount determined by dividing (1) the Closing Cash Payment by (2) the Aggregate Share Number, and (B) a number of Parent Shares determined by dividing (1) the Closing Merger Shares by (2) the Aggregate Share Number, together with any amounts that may become payable in respect of such Share in the future from the Post-Closing Adjustment and the Earn-Out Consideration.
(iii)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation.
(b)    At the Second Effective Time, as a result of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Merger Sub II, the Company or any Stockholder:
(i)    Cancellation of First Step Surviving Corporation Common Stock. Each share of common stock of the First Step Surviving Corporation issued and outstanding, or held in treasury, immediately prior to the Second Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii)    Conversion of Merger Sub II Capital Stock. Each membership interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and non-assessable membership interest of the Final Surviving Company.
Section 2.09    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)(i)) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with the Florida Act (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder’s appraisal rights under the Florida Act with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the Florida Act; provided, however, that if, after the Effective Time, such Stockholder fails to perfect, withdraws or loses such Stockholder’s right to appraisal pursuant to the Florida Act or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by the Florida Act, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Stockholder is entitled pursuant to Section 2.08(a)(ii), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Florida Act that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.10    Surrender and Payment.
(a)    At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.08(b), each Stockholder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a Stockholder of the Company.
(b)    On or prior to the date hereof, each holder of Company Common Stock has received a letter of transmittal, in form and substance reasonably satisfactory to Parent and the Stockholder Representative (a “Letter of Transmittal”), and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(a)(ii), that includes, among other things, (a) a customary release in form reasonably satisfactory to Parent and the Stockholder Representative from the respective Stockholders in favor of the Parent, Merger Subs, the Stockholder Representative, and the Company, its predecessors, successors (including the First Step Surviving Corporation and the Final Surviving Company), Subsidiaries and other Affiliates, and all of its current and former officers, directors, employees, agents, and representatives, (b) a confirmation of the appointment of Stockholder Representative as the initial Stockholder Representative, (c) an agreement to be bound by the provisions of Article VII and Article IX, and (d) an accredited investor questionnaire (including investment representations) from the respective Stockholders in form reasonably satisfactory to Parent.
(c)    Parent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent may reasonably require in connection therewith, (i) deliver a letter to Parent’s transfer agent directing it to deliver to the Stockholder Representative, on behalf of the holder of such Certificate, one (1) or more certificates representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.08(a)(ii) and (ii) deliver to the Stockholder Representative, on behalf of the holder of such Certificate, a cash amount as provided in Section 2.08(a)(ii), with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(a)(ii). If after the Effective Time, any Certificate is presented to Parent, it shall be cancelled and exchanged as provided in this Section 2.10.
(d)    Each Stockholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate from the Earn-Out Consideration,

at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders on the Merger Consideration.
(e)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.
(f)    Notwithstanding anything to the contrary in this Agreement, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.11    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Final Surviving Company. If, after the Effective Time, Certificates are presented to the First Step Surviving Corporation or the Final Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II and elsewhere in this Agreement.
Section 2.12    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.
Section 2.13    Withholding Rights. Each of Parent, Merger Subs, the First Step Surviving Corporation and the Final Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Subs, the First Step Surviving Corporation or the Final Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subs, the First Step Surviving Corporation or the Final Surviving Company, as the case may be, made such deduction and withholding.
Section 2.14    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify Parent against any claim that may be made against it with respect to such Certificate, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this ARTICLE II.
Section 2.15    Working Capital Adjustment.
(a)    Post-Closing Adjustment.
(i)    Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP.
(ii)    If the Target Working Capital exceeds the Closing Working Capital, then the “Post-Closing Adjustment” shall be an amount equal to the Target Working Capital minus the Closing Working Capital. If the Closing Working Capital equals or exceeds the Target Working Capital, then there shall be no Post-Closing Adjustment.
(b)    Examination and Review.
(i)    Examination. After receipt of the Closing Working Capital Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Stockholder Representative and its accountants shall have reasonable access to the books and records of the Final Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Final Surviving Company.
(ii)    Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Stockholder Representative, shall be final and binding.
(iii)    Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded by the Independent Accountant to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available, and any remaining expenses shall be paid by the Stockholders severally and not jointly (in accordance with their Pro Rata Shares).
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.
(c)    Payment of Post-Closing Adjustment. If the Target Working Capital exceeds the Closing Working Capital, the Stockholder Representative shall, within fifteen (15) Business Days after the final determination of the Post-Closing Adjustment, pay Parent, by wire transfer of immediately available funds, the Post-Closing Adjustment from the Stockholder Representative Expense Fund to the extent available, and any remaining portion of the Post-Closing Adjustment shall be paid to Parent by the Stockholders severally and not jointly (in accordance with their Pro Rata Shares), by wire transfer of immediately available funds, within fifteen (15) Business Days after the final determination of the Post-Closing Adjustment.
(d)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.15 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
Section 2.16    Earn-Out.
(a)    Earn-Out Consideration.
(i)    On or prior to March 31 of each year immediately following an Earn-Out Period, Parent shall deliver to the Stockholder Representative a statement (the “Preliminary Earn-Out Statement”) showing the amount and calculation of the Earn-Out Amount due for such Earn-Out Period. Following the delivery of the Preliminary Earn-Out Statement to the Stockholder Representative, Parent and the Company shall afford the Stockholder Representative the opportunity to examine the Preliminary Earn-Out Statement, and such supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate.
(ii)    If within fifteen (15) Business Days following delivery of the Preliminary Earn-Out Statement to the Stockholder Representative, the Stockholder Representative has

not delivered to Parent written notice (the “Earn-Out Objection Notice”) of its objections to the Preliminary Earn-Out Statement specifying (A) those items as to which there is disagreement and (B) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement, then the Preliminary Earn-Out Statement shall be deemed final, binding and conclusive on the parties absent manifest error or fraud (the “Final Earn-Out Statement”). If the Stockholder Representative delivers the Earn-Out Objection Notice within such fifteen (15) Business Day period, then Parent and the Stockholder Representative shall endeavor in good faith to resolve the objections, for a period not to exceed ten (10) Business Days from the date of delivery of the Earn-Out Objection Notice. If at the end of the ten (10) Business Day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant, acting as experts and not as arbitrators, shall determine any unresolved items of the Earn-Out Amount within thirty (30) days after the objections that remain in dispute are submitted to it. If any such remaining objections are submitted to the Independent Accountant for resolution, (A) each party shall furnish to the Independent Accountant such work papers and other documents and information relating to such objections as the Independent Accountant may reasonably request and are available to that party with a copy to the other party to the extent not already provided, and shall be afforded the opportunity to present to the Independent Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accountant, with such other party afforded the right to be present for any such presentations and discussions, (B) to the extent that a value has been assigned to any objection that remains in dispute, the Independent Accountant shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party, (C) the determination by the Independent Accountant of such unresolved items of the Earn-Out Amount, as set forth in a written notice delivered to Parent and the Stockholder Representative by the Independent Accountant, shall be made in accordance with this Agreement and shall be deemed the Final Earn-Out Statement and final, binding and conclusive on the parties absent manifest error or fraud, and (D) the fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded by the Independent Accountant to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available, and any remaining expenses shall be paid by the Stockholders severally and not jointly (in accordance with their Pro Rata Shares).
(iii)    Subject to Parent receiving a Certificate and Letter of Transmittal in accordance with Section 2.10(c) on or prior to the Closing Date from each Stockholder and subject to Section 2.16(c), as soon as reasonably practicable after the determination of the Final Earn-Out Statement for an Earn-Out Period, Parent shall (A) deliver to Parent’s transfer agent a letter directing it to deliver to the Stockholder Representative, on behalf of such Stockholder, a number of Parent Shares that, subject to Section 2.20, is equal to the quotient of (1) the product of the Earn-Out Amount for such Earn-Out Period multiplied by forty percent (40%) and (2) the Parent Average Price (such number of shares being referred to as the “Earn-Out Shares”); and (B) deliver to the Stockholder Representative, cash that, subject to Section 2.20, is equal to the product of the Earn-Out Amount for such Earn-Out Period multiplied by sixty percent (60%) (the “Earn-Out Cash” and together with the Earn-Out Shares, the “Earn-Out Consideration”); provided,  however, that in no event shall the maximum number of Parent Shares so delivered and constituting Earn-Out Consideration, together with all other Parent Shares included in the Merger Consideration, exceed the Earn-Out Shares Cap; provided further, however, in the event that the number of Earn-Out Shares exceeds the Earn-Out Shares Cap, then Parent shall deliver to the Stockholder Representative an amount in cash equal to the product of (I) that portion of the Earn-Out Shares in excess of the Earn-Out Shares Cap and (II) the Parent Average Price, but in no event shall any cash payments exceed the limitation set forth in Section 2.17.
(b)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.16 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
(c)    Right of Set-Off. Parent, in its discretion, shall have the right to temporarily withhold and, subject to the following sentence, set off against any amount otherwise due to be paid pursuant to this Section 2.16 the amount of any Losses to which Parent reasonably believes any Parent Indemnities (including Parent) are entitled under ARTICLE VII or ARTICLE IX of this Agreement. Notwithstanding the foregoing, Parent may not complete the set off provided for under this Section 2.16(c) without first receiving either (i) written agreement by the Stockholder Representative of the amount which is to be set-off or (ii) final judgment of a court of competent jurisdiction with respect to the amount of such claim.
(d)    No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Consideration shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Company, (ii) no Person shall have any rights as a securityholder of Parent or the Company as a result of the contingent right to receive any Earn-Out Consideration hereunder, and (iii) no interest is payable with respect to any Earn-Out Consideration.
Section 2.17    Cash Calculation Adjustments.
(a)    With respect to payments of Merger Consideration (other than the Closing Merger Consideration), including any payment in relation to the Post-Closing Adjustment and any payment in relation to the Earn-Out Consideration (each, a “Tested Payment”), Parent shall prepare a calculation (the “Cash Calculation”) reflecting (i) the total value of the aggregate payments made by Parent pursuant to this Agreement (including the Tested Payment), and (ii) the percentage of the total value of such aggregate payments that were paid in cash, including the Tested Payment (or any property other than Parent Shares).
(b)    For purposes of the Cash Calculation,
(i)    the value of any payment of Parent Shares shall be (A) the average closing price of one (1) share of Parent’s common stock on Nasdaq for the thirty (30) day period preceding the date such payment of Parent Shares was made, multiplied by (B) the number of Parent Shares paid on such date; and
(ii)    the aggregate payments shall exclude any Earn-Out Consideration subject to offset in accordance with Section 2.16(c).
(c)    Parent shall submit the Cash Calculation to the Stockholder Representative and shall provide the Stockholder Representative a reasonable period to comment upon or dispute the Cash Calculation prior to the due date of payment. If the Stockholder Representative disputes or objects to the Cash Calculation, such objection or dispute shall be resolved in accordance with the procedures set forth in Section 7.04(b).

(d)    If the Cash Calculation, as agreed to by the Parties, reflects that the percentage of the total value of aggregate payments paid or to be paid in cash exceeds 60%, any such excess shall be paid in a number of Parent Shares equal to the amount of excess cash divided by the value of a Parent Share used in the Cash Calculation pursuant to Section 2.17(b)(i), above, subject to the Earn-Out Shares Cap and Section 2.20. To the extent the number of Parent Shares required to be paid pursuant to Section 2.17 exceeds the Earn-Out Shares Cap, Parent shall use commercially reasonable efforts to provide Parent Shares in excess of the Earn-Out Shares Cap.
Section 2.18    Consideration Spreadsheet.
(a)    Prior to the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:
(i)    the names and addresses of all Stockholders, the number of Company Common Stock held by such Persons and the vesting schedule for any Restricted Stock;
(ii)    the Aggregate Share Number and detailed calculations of the Closing Merger Consideration and the Closing Per Share Merger Consideration;
(iii)    the portion of the Closing Merger Consideration (as a percentage interest and the interest in dollar terms and number of Parent Shares) each Stockholder is to receive;
(iv)    the Closing Cash Payment and the Closing Merger Shares each Stockholder is to receive; and
(v)    each Stockholder’s Pro Rata Share (as a percentage interest) of the Earn-Out Consideration.
(b)    The parties agree that Parent and Merger Subs shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE II and Parent and Merger Subs shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
Section 2.19    Tax Consequences. For federal income tax purposes, Parent, Merger Subs and the Company adopt this Agreement as, and intend for the First Merger and the Second Merger, taken together, to constitute, a plan of reorganization within the meaning of Section 368(a) of the Code, and the regulations thereunder.
Section 2.20    No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Shares shall be issued as Merger Consideration, but in lieu thereof each Stockholder otherwise entitled to a fractional share of Parent Shares will be entitled to receive, from Parent in accordance with the provisions of this Agreement, a cash payment equal to the number of such fractional shares of Parent Shares multiplied by the average closing price of one (1) share of Parent’s common stock on Nasdaq for the thirty (30) day period preceding the second (2nd) trading day prior to the applicable payment date. Fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and the Stockholders party hereto represent and warrant to Parent that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.
Section 3.01    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where such failure would not result in a Material Adverse Event.
Section 3.02    Authority; Board Approval.
(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of a majority of the issued and outstanding Company Common Stock, which was obtained concurrently with the execution of this Agreement (the “Requisite Company Vote”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by general principles of equity or by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally).
(b)    The Company Board, by written consent duly adopted or by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Florida Act, (iii) directed that this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt this Agreement and directed that such matter be submitted for consideration of the Stockholders either by written consent resolutions or at a meeting of the Stockholders. Concurrently with the execution of this Agreement, the Stockholders have unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.03    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract, material Permit or material Governmental Authorization; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth in Section 3.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the First Certificate of Merger with the Secretary of State of Florida and the Second Certificate of Merger with the Secretary of State of Florida and the Secretary of State of Georgia, and such filings, if any, as may be required under the HSR Act.
Section 3.04    Capitalization.
(a)    The authorized and outstanding capital stock of the Company is as set forth in Section 3.04(a) of the Disclosure Schedules as of the close of business on the date of this Agreement.
(b)    Section 3.04(b) of the Disclosure Schedules sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of, and the respective number of, shares of the Company’s capital stock owned by such Person, and (ii) and the vesting schedule for, and any other restrictions applicable to, the Restricted Stock. Each share of Restricted Stock was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Incentive Plan pursuant to which it was issued. The Company has heretofore provided or made available to Parent true and complete copies of the standard form of Restricted Stock award agreement and any Restricted Stock award agreements that differ from such standard form.
(c)    Except as disclosed on Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares.
(d)    All issued and outstanding shares of Company capital stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive or similar rights or registration rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company capital stock were issued in compliance with applicable Law.

(e)    No outstanding Company capital stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.
(f)    All distributions, dividends, repurchases and redemptions of the Company capital stock (or other equity interests) were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.
Section 3.05    No Subsidiaries. The Company does not own, or have any interest in, any Equity Interests in any other Person.
Section 3.06    Financial Statements. Correct and complete copies of the Company’s reviewed (but unaudited) financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2014 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years ended December 31, 2014 and 2013 (the “Year End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at November 30, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 11-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”), have been made available to Parent. The Year End Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Interim Financial Statements are not prepared in accordance with GAAP, but are prepared on a consistent basis throughout the period involved and in accordance with past practice. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of November 30, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
Section 3.07    Undisclosed Liabilities.
(a)    Except as set forth on Section 3.07(a) of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which would not, individually or in the aggregate, exceed $25,000.
(b)    The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s Financial Statements.

Section 3.08    Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.08 of the Disclosure Schedules, since January 1, 2015, there has not been, with respect to the Company, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of the Company Charter Documents;
(c)    split, combination or reclassification of any shares of its capital stock;
(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)    material change in any method of accounting or accounting practice of the Company for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)    material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    entry into any Contract that would constitute a Material Contract, other than in the ordinary course of business consistent with past practice;
(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, other than in the ordinary course of business consistent with past practice;
(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements, other than in the ordinary course of business consistent with past practice;
(l)    material damage, destruction or loss (whether or not covered by insurance) to its property;
(m)    capital investment in, or any loan to, any other Person;
(n)    material modification to any Material Contract (except to the extent that the Company has made a copy of such modification available to Parent), or acceleration, termination or cancellation of any Material Contract (or any Contract that would have constituted a Material Contract had it not been so accelerated, terminated or cancelled);
(o)    material capital expenditures;
(p)    imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;
(q)    (i) since the Balance Sheet Date, grant of any bonuses, whether monetary or otherwise, in an individual amount in excess of $50,000, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants or their spouses, dependents or beneficiaries, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee which has resulted, or would upon termination of employment result, in aggregate additional costs and expenses to the Company in excess of $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant or their spouses, dependents or beneficiaries;
(r)    hiring or promoting any person as or to (as the case may be) an officer;
(s)    adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause pursuant to the terms of the applicable agreement, (ii) Benefit Plan (other than as required by applicable Law) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(t)    loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Stockholders or current or former directors, officers or employees other than issuances of its capital stock to such Persons;
(u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(v)    amend any Contract with any customer to make any material change in the commercial terms of such agreement (i.e. pricing, rebates, payment terms, etc.), other than in the ordinary course of business with respect to pricing proposals;
(w)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(z)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability of Parent, the First Step Surviving Corporation or the Final Surviving Company in respect of any Post-Closing Tax Period; or
(aa)    Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.09    Material Contracts.
(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):
(i)    any Contract under which the Company: (A) sold (or agreed to sell) products or services pursuant to which the aggregate of payments due to the Company in the one-year period ending on the date of this Agreement was equal to or exceeded $250,000; (B) of which the Company reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $50,000; (C) purchased (or agreed to purchase) products or services pursuant to which the aggregate of payments due from the Company in the one-year period ending on the date of this Agreement was equal to or exceeded $100,000; or (D) of which the Company reasonably anticipates that it will be purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $100,000;
(ii)    all Contracts that require the Company to purchase its requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)    all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person in an amount equal to or exceeding $100,000;
(iv)    all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party and which require annual payments by the Company in excess of $125,000;
(vi)    all employment agreements and other Contracts with employees, officers, directors, independent contractors or consultants (or similar arrangements) to which the Company or any Affiliate is a party;

(vii)    all Contracts pursuant to which the Company or any Affiliate is or may become obligated to make any severance, change of control, termination or similar payment or benefit to any employee, officer, director, independent contractor or consultant or their spouses, dependents or beneficiaries;
(viii)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;
(ix)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);
(x)    any Contract under which the Company has advanced or loaned any other Person an amount equal to or exceeding $25,000;
(xi)    any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;
(xii)    any Contract providing for the settlement of any Action against the Company pursuant to which the Company has any existing material obligations;
(xiii)    any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $25,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $25,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person;
(xiv)    any Contract with any Stockholder or any current officer or director or Affiliate of the Company;
(xv)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company;
(xvi)    any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;
(xvii)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xviii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and
(xix)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.
(b)    Each Material Contract is legally valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the

Company, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by the Company under any Material Contract or result in any other party having the right to terminate such Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.10    Title to Assets; Real Property.
(a)    The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and Company Intellectual Property which is covered in Section 3.12. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    liens for Taxes not yet due and payable;
(ii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;
(iii)    easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or
(iv)    liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.
(b)    Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property, (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property and (iii) the current use of such property. The Company does not own any Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Knowledge of the Company, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11    Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and, to the Knowledge of the Company, none of the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property that are not registered but that are material to the Company’s business or operations, excluding commercially available “off the shelf,” “shrink wrapped” software with an aggregate purchase price (or license fee over the term of the license) of less than $20,000. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.
(b)    Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.
(c)    The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case pursuant to Company IP Agreements, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in such Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.
(d)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Intellectual Property.

(e)    The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including, requiring all Persons having access thereto to execute written non-disclosure agreements.
(f)    To the Knowledge of the Company, the conduct of the Company’s business as currently and formerly conducted, and the manufacture, use and sale of the Company Products, have not materially infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has materially infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.
(g)    There are no Actions (including any oppositions, interferences, inter partes review or re-examinations or other post-grant proceeding) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.
Section 3.13    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice and will continue to be usable and saleable by the Final Surviving Company following the Closing, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Section 3.13 of the Disclosure Schedules, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
Section 3.14    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing.
Section 3.15    Customers and Suppliers.
(a)    Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $250,000 for each of the two (2) most recent fiscal years (collectively, the “Material

Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.
(b)    Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods. The Company has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.
Section 3.16    Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 3.17    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to the Knowledge of the Company, threatened (i) against or by the Company, any of its properties or assets or any of its officers, directors or employees (in their capacities as such) that would be material to the Company; or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
Section 3.18    Compliance With Laws; Permits.
(a)    The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties, assets or the Company Products, including all Laws and Governmental Authorizations administered or issued by the FDA or any other Governmental

Authority relating to the methods and materials used in, and the facilities and controls used for, the Company Products. No investigation, review or Action by any Governmental Authority in relation to any actual or alleged material violation of Law by the Company is pending or, to the Knowledge of the Company, threatened, nor has the Company received any written notice from any Governmental Authority indicating an intention to conduct the same. The Company is not a party to any consent or similar Contract with a Governmental Authority that would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. The Company has not received any written notice of, or been charged with, the violation of any material Law.
(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.
(c)    Section 3.18(c) of the Disclosure Schedules identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted. The Company is in compliance in all material respects with the terms and requirements of the Governmental Authorizations held by it. The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, limitation or modification of any Governmental Authorization.
Section 3.19    Environmental Matters. Except as otherwise set forth in Section 3.19 of the Disclosure Schedules:
(a)    The Company is currently and has been in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements, as of the Closing Date.
(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) or Section 3.18(c) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in material compliance with Environmental Law, and the Company is not aware of any condition, event or circumstance that reasonably would be expected to prevent or materially impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.
(c)    No Real Property currently or formerly owned, operated or leased by the Company is, to the Knowledge of the Company, listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    There has been no Release of Hazardous Materials by the Company or any of its Representatives or, to the Knowledge of the Company, any other Person with respect to the business or assets of the Company or any Real Property currently or formerly owned, operated or leased by the Company. The Company has not received an Environmental Notice or Environmental Claim that any Real Property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.
(e)    Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.
(f)    Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and, to the Knowledge of the Company, none of these facilities or locations has been placed or, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and, except as otherwise set forth in Section 3.19(f) of the Disclosure Schedules, the Company has not received any Environmental Notice regarding potential material liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.
(g)    The Company has not retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.
(h)    The Company has provided or otherwise made available to Parent and listed in Section 3.19(h) of the Disclosure Schedules any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Company and related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.
(i)    To the Knowledge of the Company, there is not, as of the Closing Date, any condition, event or circumstance concerning the Release of Hazardous Materials that would reasonably be expected to, after the Closing Date, prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.
Section 3.20    Employee Benefit Matters.
(a)    Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, medical, life insurance, disability, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Affiliate or any spouse, dependent or beneficiary of such individual, or under which the Company or any of its Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability after the Closing, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision. None of the Benefit Plans provides benefits to any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any of its Affiliates outside of the United States or their spouse, dependents or beneficiaries.
(b)    With respect to each Benefit Plan, the Company has delivered to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500s, with schedules and financial statements attached; and (vi) copies of material notices, letters or other correspondence from or to the Internal Revenue Service, Department of Labor or other Governmental Authority relating to the Benefit Plan within the last six (6) years.
(c)    Each Benefit Plan and any related trust has been established, administered and maintained in all material respects in accordance with its terms and all applicable Laws (including ERISA, the Code and any applicable local Laws). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to, or make them liable for, including by reason of indemnity, a penalty under ERISA or to Tax or penalty under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)    No Benefit Plan is, and neither the Company, any Affiliate nor any of their ERISA Affiliates maintains, contributes to, is required to contribute to, or has any Liability or obligation (contingent or otherwise) under or with respect to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA), a pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or an employee benefit plan that is intended to be qualified within the meaning of Section 401(a) of the Code.
(e)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, by unilateral action of the Company, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(f)    Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(g)    There is no pending or, to the Knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits in the ordinary course consistent with the terms of the Benefit Plan), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)    There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable, or their spouses, dependents or beneficiaries. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
(i)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(j)    Each individual who is classified by the Company as an employee or independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(k)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Affiliate to severance pay or any change in control or other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
Section 3.21    Employment Matters.

(a)    Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following, where applicable: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate, including annual salary for employees paid by salary and hourly rate of pay for employees paid by the hour; (v) status as an exempt or non-exempt employee; (vi) a description of commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof, including, without limitation, accrued, unused paid time off. As of the date hereof, all compensation, including wages, overtime, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.
(b)    The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or, to the Knowledge of the Company, purporting to represent any employee of the Company. To the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no certification question, demand for recognition, representation proceedings or other unionization activities exists or has existed with respect to any employees of the Company. There has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes or arbitrations pending or threatened against the Company. The Company has no duty to bargain with any Union.
(c)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, occupational safety, terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, tax withholding, tax payment, pay equity, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitration entity in connection with or arising from any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
(d)    The Company has not, since January 1, 2010, effectuated: (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) any “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; or (iii) reduced hours in a manner to trigger the WARN Act. The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.
(e)    To the Knowledge of the Company, no service provider of the Company is in violation of any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets or proprietary information. To the Knowledge of the Company, no employee or group of employees plans to terminate employment with the Company.
(f)    There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.
Section 3.22    Taxes.
(a)    All Tax Returns of the Company have been duly and timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority. Such Tax Returns are complete and correct in all material respects and were prepared in compliance with all applicable Laws. All income Taxes and all other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been duly and timely paid.
(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.
(c)    Except as set forth on Section 3.22 (f) of the Disclosure Schedules, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. The Company has not commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a jurisdiction outside of its place of incorporation.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes (including assessments and deficiencies) or Tax Returns of the Company that remain in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter.
(e)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.
(f)    Section 3.22(f) of the Disclosure Schedules sets forth:
(i)    All jurisdictions in which the Company files material Tax Returns and the type thereof;

(ii)    A description of those examinations by the taxing authorities which have been completed; and
(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.
(g)    The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all taxable years remaining open under the applicable statute of limitations.
(h)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(i)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed by Section 355 of the Code.
(j)    The Company is not, and has not been, a party to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).
(k)    The Company is not a party to any Action with respect to Taxes or a Tax Return (a “Tax Action”) by any Governmental Authority. The Company has not received any notice of any pending or threatened Tax Actions by any Governmental Authority.
(l)    There are no Encumbrances for Taxes (other than statutory liens for Taxes not yet due and payable) upon the assets of the Company.
(m)    Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), the Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.
(n)    The Company is not a party to or subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes.
(o)    The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(p)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.
(q)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a Post-Closing Tax Period as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Pre-Closing Tax Period;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    use of the long-term contract method of accounting for a transaction occurring on or prior to the Closing Date;
(iv)    a prepaid amount received on or before the Closing Date;
(v)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(vi)    any election under Section 108(i) of the Code.
Section 3.23    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board. At the Closing, all of those books and records will be in the possession of the Company.
Section 3.24    Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, no executive officer or director of the Company or any person owning five percent (5%) or more of the Shares (or any of such individual’s immediate family members or Affiliates or associates) is a party, either directly or indirectly, to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.25    Banks; Powers of Attorney. Section 3.25 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.25 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company.
Section 3.26    Other Regulatory Matters.
(a)    The Company has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company with respect to any Company Products.
(b)    There have been no seizures conducted or threatened by the FDA or any other Governmental Authority, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, safety alerts conducted or adverse regulatory actions, requested or, to the Knowledge of the Company, threatened, by the FDA or by any other Governmental Authority, in each case relating to the Company or its business, its assets or the Company Products.
(c)    Certain Filings and Lists.

(i)    Except as set forth in Section 3.26(c) of the Disclosure Schedules, if applicable, premarket notification submissions and related documents and information for each Company Product (510(k), abbreviated or special 510(k) submissions, Investigational Device Exception (“IDE”) submissions or similar submissions (e.g., relating to CE Markings)) have been filed, approved or cleared, and maintained in compliance with applicable Laws administered or promulgated by the FDA or other Governmental Authority, for sales in the United States or in any other country. The Company has filed and maintained its Tissue Establishment Registration in accordance with 21 CFR Part 1271 with the FDA as a processor and distributor of human cells, tissues and cellular- and tissue-based products (HCT/Ps). All preclinical and clinical studies that support any such United States approval or clearance of any Company Product have been conducted in compliance with 21 CFR Part 812 and “Good Laboratory Practices” (21 CFR Part 58). No filing or submission to the FDA or any other Governmental Authority that is the basis for any such approval or clearance contains any material omission or material false information.
(ii)    Section 3.26(c) of the Disclosure Schedules lists all Company Products (by SKU), describes them by product category, general description and type of product that each is “regulated as” (e.g., Section 361), shows the Company’s status with respect to each Company Product (e.g., “manufacturer”), and indicates: (A) which Company Products are commercialized, marketed, sold or placed in interstate commerce in the United States under an approved or cleared FDA authority (e.g., 510(k), abbreviated or special 510(k) or IDE), (B) which Company Products are commercialized, marketed or sold solely pursuant to a Tissue Establishment Registration, (C) which Company Products are commercialized, marketed or sold outside the United States under an approved or cleared authority from another Governmental Authority, and (C) which Company Products are not so commercialized, marketed, sold or placed in interstate commerce under an approved or cleared authority or pursuant to a Tissue Establishment Registration, and indicating why such Company Products are being so commercialized, marketed, sold or placed without such authority. Section 3.26(c) of the Disclosure Schedule also lists all 510(k)s, abbreviated or special 510(k) submissions, IDE submissions and similar submissions (e.g., relating to CE Markings) related to the Company’s business and currently pending with the FDA or any Governmental Authority outside the United States.
(d)    Product Safety.
(i)    The Company has not been required to file with the FDA a report concerning an adverse reaction or an adverse event (including MedWatch) or to file any other report or provide information to any product safety agency (other than the FDA), commission, board or other Governmental Authority of any jurisdiction, concerning actual or potential hazards with respect to any Company Product. Each Company Product complies with all material product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.
(ii)    Each Company Product is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such Company Product or in connection with its sale. There is no design or manufacturing defect with respect to any Company Product.
(iii)    The Company has not received any written notice that the Company has, and to the Knowledge of the Company there is no reasonable basis for any Action against the Company for, any Liability arising out of any injury to any person or property as a result of a Company Product.

(e)    All operations of the Company (i) are compliant with all applicable Good Tissue Practices as defined by 21 CFR Part 1271 and any similar Permits or Laws of any other Governmental Authority, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new Company Product, and (ii) have achieved and maintained all applicable quality certifications including all required ISO (International Organization for Standardization) certifications. Section 3.26(e) of the Disclosure Schedules lists each ISO and quality certification applicable to the Company. There is no pending or, to the Knowledge of the Company, threatened, Action to audit, repeal, fail to renew or challenge any such certification.
(f)    All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in compliance in all material respects with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  The Company has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company.  In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.
(g)    Section 3.26(g) of the Disclosure Schedules sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product.  All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time.  The Company has heretofore provided to Parent all material correspondence and contact information (including 483 inspection reports, untitled letters, warning letters, cease and desist letters, and consents) between the Company and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Authorities relating thereto.
Section 3.27    Health Care Law Matters.
(a)    Compliance with Health Care Laws. The Company and all Representatives acting on its behalf (with respect to actions taken on the Company’s behalf) are in compliance in all material respects with all applicable Health Care Laws, including with respect to the Company’s business, properties, assets and the Company Products.
(b)    Filings. All reports, data, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished under any Health Care Law to any Governmental Authority by the Company or Representatives acting on its behalf (with respect to actions taken on the Company’s behalf) have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).
(c)    Certain Statements. Neither the Company nor any Representative acting on its behalf (with respect to actions taken on the Company’s behalf) has, in connection with any requirement under any Health Care Law: (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, constituted a violation of any Health Care

Law or would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case relating to the Company, its business, its assets or the Company Products.
(d)    Proceedings. To the Knowledge of the Company, there are no facts, circumstances or conditions that currently exist that would reasonably be expected to form the basis for any Action by a Governmental Authority against or affecting the Company, its business, its assets or the Company Products relating to any Health Care Law.
(e)    Prohibited Transactions. Neither the Company nor any Representative acting on its behalf is a party to any Contract (including any consulting agreement or speaking arrangement) with any Health Care Professional who is in a position to (i) make or influence referrals to or otherwise generate business to or for the Company, or (ii) provide services, lease space, lease equipment or engage in any other venture or activity with the Company, other than in each case Contracts that are in compliance with all applicable Health Care Laws. Neither the Company nor any Representative acting on its behalf has directly or indirectly: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any Health Care Professional in order to illegally obtain business or payments from such Health Care Professional in violation of any Health Care Law; or (ii) given or agreed to give, or has knowledge that there has been made or that there is any illegal agreement to make, (A) any illegal gift or illegal gratuitous payment of any kind, nature or description (whether in money, property or services) to any Health Care Professional in violation of any Health Care Law; (B) any contribution, payment or gift of funds or property to, or for the private use of, any Health Care Professional where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any applicable Health Care Law; or (C) any payment to any Health Care Professional or to any Representative of the Company, with the intention or understanding that any part of such payment would be used or was given for an illegal purpose under any applicable Health Care Law.
(f)    Fair Market Value. The compensation paid or agreed to be paid by the Company to any Health Care Professional who is currently employed by or contracted with the Company is fair market value for the services and items actually provided by such Health Care Professional, not taking into account the value or volume of referrals or other business generated by such Health Care Professional for the Company. The Company at all times maintained a written agreement with each Health Care Professional receiving compensation from the Company.
(g)    Healthcare Programs. Neither the Company, nor any of its Affiliates or Representatives (i) is currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) or any state healthcare program (collectively, the “Healthcare Programs”); (ii) has been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Healthcare Programs; and (iii) is not under investigation or otherwise aware of any circumstances which may result in being excluded from participation in the Healthcare Programs.
Section 3.28    Warranty Matters.
(a)    Standard Warranty Terms. The Company has provided or made available to Parent copies of the current standard terms and conditions of sale for each of the Company Products, including all guaranty, warranty and indemnity provisions, and the Company has not given to any Person any Company Product guaranty or warranty, right of return or other indemnity other than under such standard terms and conditions of sale.
(b)    Certain Proceedings. There have been no pending or, to the Knowledge of the Company, threatened Action alleging that any Company Products are defective or fail to meet any applicable warranties, whether express or implied.
(c)    Reserves. Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to Company Products prior to the Effective Time are reflected on the Financial Statements.
Section 3.29    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 3.30    Certain Payments. To the Knowledge of the Company, neither the Company nor any of its directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.
Section 3.31    Takeover Statutes. The Company Board has taken all necessary action to ensure that (a) neither Parent nor Merger Subs will be an “interested shareholder” or prohibited from entering into or consummating a merger with the Company under Section 607.0901of the Florida Act as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Law, or any anti-takeover provisions in the Company Charter Documents, is not applicable to the Company, Parent, Merger Subs, the Shares, this Agreement, the Merger or the other transactions contemplated hereby.
Section 3.32    Full Disclosure. No representation or warranty by the Company or the Stockholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS PARTY HERETO
Each Stockholder party hereto severally and not jointly represents and warrants to Parent, as of the date hereof, as of the Closing Date and, with respect to the representations and warranties contained in

Section 4.03, as of each date that such Stockholder is to receive any Parent Shares pursuant to this Agreement, that:
Section 4.01    Organization and Authority of the Stockholders. Such Stockholder is an individual. Such Stockholder has full power and authority to enter into and perform its obligations under this Agreement and, if applicable, the Lock-Up Agreement and the Restrictive Covenants Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, if applicable, the Lock-Up Agreement and the Restrictive Covenants Agreement at Closing will be, duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes, and, if applicable, the Lock-Up Agreement and the Restrictive Covenants Agreement as of the Closing constitute, a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms (except as enforcement may be limited by general principles of equity or by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally).
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by such Stockholder of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Stockholder; or (b) require the consent of any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Stockholder is a party or by which such Stockholder is bound or to which any of its properties and assets are subject. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the First Certificate of Merger with the Secretary of State of Florida and the Second Certificate of Merger with the Secretary of State of Florida and the Secretary of State of Georgia and such filings as may be required under the HSR Act.
Section 4.03    Investment Representations.
(a)    Such Stockholder acknowledges and understands that the (i) issuance of Parent Shares pursuant to this Agreement will not be registered under the U.S. Securities Laws, including the Securities Act, or any other applicable securities laws, and (ii) the issuance of Parent Shares pursuant to this Agreement is intended to be exempt from registration under the U.S. Securities Laws and any other applicable securities laws by virtue of certain exemptions thereunder, including Section 4(a)(2) of the Securities Act and the provisions of Regulation D promulgated thereunder, and, therefore, the Parent Shares issued pursuant to this Agreement cannot be resold unless registered under the Securities Act and any other applicable securities laws or unless an exemption from registration is available.
(b)    Such Stockholder acknowledges that Parent and its Representatives will rely on the representations and warranties of such Stockholder contained in this Section 4.03 for purposes of determining whether the issuance of Parent Shares pursuant to this Agreement is exempt from registration under the U.S. Securities Laws and any other applicable securities laws.
(c)    Such Stockholder understands that the Parent Shares issued pursuant to this Agreement will be characterized as “restricted securities” under the Securities Act. In this connection,

such Stockholder represents that such Stockholder is familiar with Rule 144 promulgated under the Securities Act.
(d)    Such Stockholder is acquiring the Parent Shares issued pursuant to this Agreement solely for its own account for investment purposes and not with a view toward any distribution.
(e)    Such Stockholder (i) has the financial ability to bear the economic risk of the investment in the Parent Shares issued pursuant to this Agreement, and (ii) has adequate means for providing for his current needs and contingencies.
(f)    Such Stockholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Parent Shares issued pursuant to this Agreement and of making an informed investment decision with respect thereto.
(g)    Such Stockholder has had an opportunity to ask questions of the officers of Parent concerning Parent’s proposed operations and the financial and other affairs of Parent to the extent deemed necessary in light of such Stockholder’s personal knowledge of Parent’s affairs
(h)    The Parent Shares issued pursuant to this Agreement were not offered to the Stockholders by means of any form of general or public solicitation or advertisement.
(i)    A legend or other similar instruction indicating that the Parent Shares have not been registered under any federal or state securities laws will be appropriately noted with respect to any Parent Shares delivered pursuant to this Agreement and any transfer agent of Parent will be instructed to require compliance therewith.
(j)    Such Stockholder has obtained independent tax advice with respect to the transactions contemplated by this Agreement.
(k)    Such Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Subs represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.
Section 5.01    Organization and Authority of Parent and Merger Subs. Parent and each Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Subs has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and each Merger Sub of this Agreement and the consummation by Parent and each Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and each Merger Sub and no other corporate proceedings on the part of Parent and each Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and each Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and each Merger Sub enforceable against Parent and each Merger Sub in accordance with its terms (except as enforcement may be limited by general principles of equity or by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally).
Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Parent and each Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Parent or either Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or either Merger Sub; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Filed Contract, except where the conflict, breach, default or failure to obtain consent would not, individually or in the aggregate, have a material adverse effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or either Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of the First Certificate of Merger with the Secretary of State of Florida and the Second Certificate of Merger with the Secretary of State of Florida and the Secretary of State of Georgia, (ii) such filings as may be required under the HSR Act, and (iii) (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and Nasdaq.
Section 5.03    Capitalization; Subsidiaries. As of the date of this Agreement, the authorized capital stock of Parent consists of 150,000,000 Parent Shares and 5,000,000 shares of preferred stock, $0.001 par value (“Parent Preferred Stock”). As of December 31, 2015, (a) 107,363,821 Parent Shares were issued and outstanding, (b) options to purchase 14,019,629 Parent Shares were outstanding, (c) 2,613,267 restricted Parent Shares were issued and outstanding, and (d) no shares of Parent Preferred Stock were issued and outstanding. All Parent Shares have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive (or similar) rights or registration rights. All of the issued and outstanding Equity Interests of Merger Subs are, and at the Effective Time will be, owned by Parent or its Subsidiary.
Section 5.04    No Prior Merger Sub Operations. Merger Sub and Merger Sub II have not conducted any business prior to the date of this Agreement and have no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub II is, and through the Effective Time will remain, treated as a disregarded entity owned by Parent under the Code and regulations promulgated under the Code.
Section 5.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or either Merger Sub.
Section 5.06    Securities Filings; Financial Statements.

(a)    Since January 1, 2014, Parent has timely filed all Parent Securities Documents. No such Parent Securities Document, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they are made, not misleading. All of the Parent Securities Documents, as of their respective dates (or, as of the date of any amendment to the respective Parent Securities Document), complied, as to form, in all material respects with U.S. Securities Laws. No Subsidiary of Parent is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority, including the SEC, and self-regulatory organization. Except as disclosed in the Parent Securities Documents, since the last day of the quarter end reported upon by Parent by the filing with the SEC of Parent’s most recent Quarterly Report on Form 10-Q, with respect to Parent and each Merger Sub, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Parent or either Merger Sub.
(b)    Since January 1, 2014, each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent Securities Documents comply as to form and content in all material respects with applicable accounting requirements and U.S. Securities Laws with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
Section 5.07    Legal Proceedings. There are no Actions pending or, to Parent’s or either Merger Sub’s knowledge, threatened against or by Parent or either Merger Sub that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Company and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:
(a)    preserve and maintain all of its Permits;
(b)    pay its debts, Taxes and other obligations when due;
(c)    maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)    defend and protect its properties and assets from infringement or usurpation;
(f)    perform all obligations, in all material respects, under all Material Contracts relating to or affecting its properties, assets or business and all Benefit Plans;
(g)    maintain its books and records in accordance with past practice;
(h)    comply in all material respects with all applicable Laws;
(i)    not form any Subsidiaries; and
(j)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.
Section 6.02    Access to Information.
(a)    From the date hereof until the Closing, the Company shall (i) upon reasonable notice, afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company; provided, however, that the foregoing rights and access shall not extend to and include any documents, data or other materials of the Company that (x) are protected by attorney-client privilege or (y) are reasonably designated by the Company as highly-sensitive trade secrets, such as the Physio product plans. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Stockholders in this Agreement.
(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated October 1, 2015, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 6.03    No Solicitation.
(a)    From and after the date hereof, the Company shall not, and shall not authorize any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission or announcement of any Acquisition Proposal or any inquiries with respect to the submission or announcement of any Acquisition Proposal; (ii) participate in discussions or negotiations regarding, or furnish any information relating to, the Company with respect to, or otherwise cooperate in any way with, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, relating to an Acquisition Proposal; or (iv) waive any Standstill Agreement or voting restriction contained in the organizational or governing documents of the Company. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.03, and any violation of the restrictions contained in this Section 6.03 by the Company Board

(including any committee thereof) or any Representative of the Company shall be deemed to be a breach of this Section 6.03 by the Company.
(b)    The Company shall, and shall cause its Affiliates and all of its and their Representatives to, (i) immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal or inquiry that may reasonably be expected to lead to, any Acquisition Proposal on the date hereof, (ii) promptly request that each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and (iii) use commercially reasonable efforts to enforce, and not amend, terminate, modify or grant any waiver under, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”)).
(e)    From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within forty-eight (48) hours) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for information relating to the Company or (iii) any request for access to the properties, assets or the books and records of the Company that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person, a description of the material terms of such Acquisition Proposal, indication or request and a copy of such Acquisition Proposal, if in writing. The Company shall keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request and shall notify Parent promptly (but in any event within forty-eight (48) hours) of any material change in the terms of any such Acquisition Proposal, indication or request (including whether such Acquisition Proposal, indication or request has been withdrawn or rejected and of any material change to the terms thereof) and concurrently provide a copy of any document received from or on behalf of the Person making such Acquisition Proposal, indication or request relating to any such material development.
Section 6.04    Notice of Certain Events.
(a)    From the date hereof until the Closing, the Company and Parent agree to notify each other promptly in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 (in the case of the Company) or Section 8.03 (in the case of Parent) to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.
(b)    Parent’s or the Company’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Parent, as applicable, in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.05    Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof; provided that such supplemental disclosure shall in no way alter the representations and warranties made by the Company or the Stockholders pursuant to ARTICLE III or ARTICLE IV of this Agreement, as qualified by the Disclosure Schedules on the date of this Agreement, nor prohibit, in any way, Parent from relying on the representations and warranties made by the Company and the Stockholders pursuant to ARTICLE III and ARTICLE IV of this Agreement, as qualified by the Disclosure Schedules on the date of this Agreement.
Section 6.06    [Intentionally Omitted]
Section 6.07    Governmental Approvals and Consents
(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 and Section 5.02 of the Disclosure Schedules. Notwithstanding the foregoing, neither Parent nor the Company shall amend, modify, supplement or waive the terms and conditions of any Material Contract listed in the Company’s Disclosure Schedules without the prior consent of the other, nor shall either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract.
(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)    Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.08    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent and Merger Subs agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.08 of the Disclosure Schedules, shall be assumed by the First Step Surviving Corporation and the Final Surviving Company in the Merger, without further action, at the Effective Time and the Second Effective Time, respectively, and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b)    For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Final Surviving Company (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Final Surviving Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Final Surviving Company will not be liable for any settlement effected without the Final Surviving Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).
(c)    Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Final Surviving Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Final Surviving Company nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(d)    The obligations of Parent and the Final Surviving Company under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.08 applies shall be third-party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).
(e)    In the event Parent, the Final Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.09    Closing Conditions. From the date hereof until the Closing, subject to the terms of this Agreement, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, at and after the Second Effective Time, the officers and directors of the Final Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Final Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Final Surviving Company as a result of, or in connection with, the Merger.
Section 6.12    Benefit Plans. Subject to applicable Law, the Company shall take all such actions prior to the Closing Date as, in Parent’s judgment, are reasonably necessary to amend or terminate any Benefit Plan that Parent directs the Company to amend or terminate prior to the Closing Date. Additionally, the Company shall take such actions prior to the Closing Date, as directed by Parent and as reasonably necessary in the Parent’s judgment, to (i) make all necessary contributions or remittances to the Benefit Plans as are due, (ii) correct or otherwise remedy any Benefit Plan that is not in compliance with the Code, ERISA or other applicable Law, (iii) bring any Benefit Plan subject to section 409A of the Code and not in compliance therewith into compliance, and (iv) ensure that there are no “excess parachute payments” within the meaning of section 280G of the Code being made in connection with the transactions contemplated under this Agreement or any events related thereto.
Section 6.13    Privilege Rights. The attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from Miller & Martin PLLC’s representation of the Company in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection in connection with such transactions (collectively, the “Privileged Information”), shall belong to and be controlled by the Company prior to the Closing. Until the Closing, the Privileged Information may be waived only by the Company and shall not pass or be transferred to or be claimed or used by Parent or Merger Subs. At the Closing, the Privileged Information shall pass and transfer to, and may be claimed and used by each and all of the Stockholders. After the Closing, the Privileged Information shall belong to, and be controlled by, the Stockholders’ Representative, on behalf of the Stockholders, and may only be waived by the Stockholders’ Representative, on behalf of the Stockholders; provided, however, that notwithstanding anything to the contrary contained herein, the privilege and protection relating to any matter other than the Privileged Information, shall continue to be controlled solely by the Company or Final Surviving Company, as the case may be, and, for the avoidance of doubt, the Company or Final Surviving Company, as the case may be, shall retain all rights and interests in and to all Company Intellectual Property. In the event that either the Final Surviving Company, after the Closing, or Parent, at any time, discovers, receives or takes possession of any Privileged Information, such physical possession or receipt shall not, in any way, be deemed a waiver by the Stockholders’ Representative of the privileges and protections described in this Section 6.13.
Section 6.14    Earn-Out Consideration.
(a)    From and after the Effective Time, the Parent shall act in good faith and shall not take any actions, and shall not permit Final Surviving Company to take any actions, with the primary goal of impeding the ability of the Final Surviving Company to achieve maximum Gross Profit Margin growth.

(b)    During the Earn-Out Period, Parent shall provide the Final Surviving Company with access to sufficient capital resources to maintain working capital at a level of at least $3.5 million.
(c)    During the Earn-Out Period, unless the Final Surviving Company’s business is not profitable on a pre-tax basis for two (2) consecutive fiscal quarters, neither the Parent, the Final Surviving Company, nor any of their Affiliates shall directly or indirectly, without the written consent of the Stockholder Representative, which shall not be unreasonably withheld or delayed:
(i)    acquire, combine or integrate a cadaveric tissue business with the Company’s business of development, marketing and sale of cadaveric tissue products to surgeons, healthcare and research facilities and distributors for spinal surgery, and orthopedics, including donor selection and screening, tissue recovery and asceptic processing, and allograft sterilization and irradiation; or
(ii)    dissolve the Final Surviving Company or otherwise take any actions to impair the Final Surviving Company’s existence as a legal entity separate and distinct from Parent or its Affiliates, divisions, or business units.
(d)    During the Earn-Out Period, Parent will not prevent the Stockholder Representative or his designee from, upon reasonable advance request, reviewing the books and records of the Final Surviving Company relevant to any matters related to this Agreement or the transactions contemplated hereby (including the Earn-Out Consideration).
(e)    During the Earn-Out Period, unless the Final Surviving Company’s business is not profitable on a pre-tax basis for two (2) consecutive fiscal quarters, the Parent acknowledges and agrees that the assets of the Company as of the Closing Date and any assets generated by the Final Surviving Company’s business following the Effective Time shall be available and substantially used for the conduct of the Final Surviving Company’s business.
ARTICLE VII
TAX MATTERS

Section 7.01    Tax Covenants.
(a)    Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company, its Representatives and the Stockholders shall not make, change or rescind any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes or Tax Return relating to the Company.
(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), when due. The Stockholder Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).
Section 7.02    Termination of Existing Tax Sharing Agreements. Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the First Step Surviving Corporation, the Final Surviving Company or Parent shall have any further rights or liabilities thereunder.
Section 7.03    Tax Indemnification. Except to the extent treated as a liability and included in the calculation of Closing Working Capital, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Parent Indemnitees and hold them harmless from and against, without duplication, (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII; (c) all Pre-Closing Taxes (including any Taxes payable with respect to a Straddle Period that are treated as Pre-Closing Taxes in accordance with Section 7.05 hereof); (d) all Taxes incurred in connection with this Agreement (including Transfer Taxes described in Section 7.01(b)); (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract or otherwise, relating to an event or transaction occurring on or before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Parent or the Company.
Section 7.04    Tax Returns
(a)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and applicable Law.
(b)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled, in its discretion, to offset against the Earn-Out Consideration (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.
Section 7.05    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.06    Contests. Parent agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that the Stockholder Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder Representative.
Section 7.07    Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the

Company for any taxable period beginning before the Closing Date, the Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 7.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
Section 7.09    Payments to Parent. Any amounts payable to Parent pursuant to this ARTICLE VII shall be satisfied from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), unless Parent determines, in its discretion, to offset such amounts against the Earn-Out Consideration.
Section 7.10    FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the “FIRPTA Statement”).
Section 7.11    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
Section 7.12    Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    This Agreement shall have been duly adopted by the Requisite Company Vote, which the Company and the Stockholders acknowledge has occurred concurrently with the execution of this Agreement.
(b)    The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(c)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)    The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in

Section 5.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked
Section 8.02    Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of the Company and the Stockholders contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06, Section 3.10(a), Section 3.20, Section 3.22, Section 3.26, Section 3.27, Section 3.29, Section 4.01, Section 4.03 and Section 4.04, the representations and warranties of the Company and the Stockholders contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and the Stockholders contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06, Section 3.10(a), Section 3.20, Section 3.22, Section 3.26, Section 3.27, Section 3.29, Section 4.01, Section 4.03 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    The Company and the Stockholders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    No Action shall have been commenced against Parent, either Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.
(e)    Since January 1, 2015, there shall not have occurred any Material Adverse Effect, nor shall any event or events, state of facts or circumstances have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)    The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).
(g)    No holders of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to the Florida Act with respect to such shares of Company Common Stock.

Section 8.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Parent and Merger Subs contained in Section 5.01, Section 5.03 and Section 5.05, the representations and warranties of Parent and Merger Subs contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Subs contained in Section 5.01, Section 5.03 and Section 5.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Parent and Merger Subs shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 5.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.
(e)    Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).
ARTICLE IX
INDEMNIFICATION

Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Section 7.11) shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.04, Section 3.10(a), Section 3.29, Section 4.01, Section 4.03, Section 4.04, Section 5.01, Section 5.03 and Section 5.05 shall survive indefinitely, (b) Section 3.19 and Section 3.20, Section 3.26 and Section 3.27 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in accordance with Section 9.05 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02    Indemnification By Stockholders. Subject to the other terms and conditions of this ARTICLE IX, the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Company or the Stockholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Stockholders pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII);
(c)    any claim made by any Stockholder relating to such Person’s rights with respect to the Merger Consideration, except to the extent that such claim is the result of Parent’s failure to fully perform any covenant, agreement or undertaking under this Agreement, or the calculations and determinations set forth on the Consideration Spreadsheet;
(d)    any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;
(e)    any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing (other than the Permitted Indebtedness) to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or either Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration;
(f)    any claim or right asserted or held by any person who is a current officer or director of the Company (against the Final Surviving Company, against Parent, against any Affiliate of Parent) of entitlement to indemnification or the reimbursement of expenses in connection with any indemnity claim or any other relief or remedy (under the Charter Documents, under any indemnification agreement or under any applicable Law providing for indemnification of directors or officers) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time to the extent not covered by the D&O Tail Policy; or
(g)    any of the matters set forth on Section 9.02(g) of the Disclosure Schedules.
Section 9.03    Indemnification By Parent. Subject to the other terms and conditions of this ARTICLE IX, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Subs contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or either Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or either Merger Sub pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).
Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:
(a)    Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $200,000 (the “Basket”), in which event Stockholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 9.02(a) shall not exceed $10,000,000 (the “Cap”).
(b)    Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the first sentence of Section 3.01, Section 3.02(a), Section 3.04, Section 3.10(a), Section 3.20, Section 3.26, Section 3.27, Section 3.29, Section 4.01, Section 4.03, Section 4.04, Section 5.01, Section 5.03 and Section 5.05.
(d)    For purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)    Payments made by an Indemnifying Party pursuant to this ARTICLE IX in respect of any Losses shall be limited to the amount of any Loss that remains after deducting therefrom the amount of recovery by the relevant Indemnified Party under any insurance in respect of such matter.
(f)    Except with respect to claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, in no event shall either the Stockholders or the Parent be liable to the other for any consequential, exemplary or special damages (other than indemnification for amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required).

(g)    The Stockholders shall have no further obligation to indemnify Parent with respect to any Losses that would otherwise be indemnifiable under this ARTICLE IX to the extent that any such indemnification obligation is fully satisfied through a reduction in the Merger Consideration pursuant to the terms and conditions of ARTICLE II of this Agreement.
Section 9.05    Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”. For purposes of this ARTICLE IX, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

Section 9.06    Payments to Parent. Any amounts payable to Parent pursuant to this ARTICLE IX shall be satisfied from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares), unless Parent determines, in its discretion, to offset such amounts against the Earn-Out Consideration; provided that the maximum liability of each Stockholder under this ARTICLE IX shall not exceed the value of the Merger Consideration such holder actually received pursuant to this Agreement as of the date such Merger Consideration was received.
Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.
Section 9.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.
Section 9.09    Exclusive Remedies. Subject to Section 11.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, subject to Section 11.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
ARTICLE X
TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Company and Parent;
(b)    by Parent by written notice to the Company if:
(i)    neither Parent nor either Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Stockholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Company or such Stockholders within ten (10) days of the Company’s receipt of written notice of such breach from Parent; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 15, 2016 (the “Outside Date”) unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by the Company by written notice to Parent if:
(i)    the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or either Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Parent or either Merger Sub within ten (10) days of Parent’s or a Merger Sub’s receipt of written notice of such breach from the Company; or
(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Parent or the Company if:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(ii)    if the Merger has not been consummated by the Outside Date;
provided, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.
Section 10.02    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in each case occurring prior to such termination; or (b) the parties obligations under Section 6.02(b) and ARTICLE XI hereof.
ARTICLE XI
MISCELLANEOUS

Section 11.01    The Stockholder Representative.
(a)    By approving and executing this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Stockholder shall have irrevocably authorized and appointed the Stockholder Representative as such Person’s representative and attorney-in-

fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement, including the exercise of the power to:
(i)    give and receive notices and communications;
(ii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.15 or Section 2.16;
(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to ARTICLE VII and ARTICLE IX;
(iv)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VII and ARTICLE IX;
(v)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement;
(vi)    make all elections or decisions contemplated by this Agreement;
(vii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and
(viii)    take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.
Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including ARTICLE IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Stockholders, or by operation of Law.
(b)    The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Subs, the First Step Surviving Corporation and the Final Surviving Company shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.
(c)    The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to the Stockholder Representative under (i), from the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares).
(d)    The Stockholder Representative agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto (i) during the course of the negotiations leading to the consummation of the transactions contemplated hereby and (ii) otherwise in connection with the performance of the terms hereof, in each case, whether obtained before or after the date of this Agreement and/or the Closing Date. In the event the transactions contemplated hereby shall not be consummated, the Stockholder Representative will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Merger Subs, to their counsel, accountants or Affiliates). The Stockholder Representative shall not use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger or in connection with its duties hereunder.
(e)    Notwithstanding the foregoing, the obligation of the Stockholder Representative to treat such documents, materials and other information in confidence or to limit the use of such documents, materials and other information shall not apply to any information which (i) is or becomes available to the Stockholder Representative from a source other than the Stockholder Representative or its agents, (ii) is or becomes available to the public other than as a result of disclosure by the Stockholder Representative or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (iv) the Stockholder Representative reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
(f)    Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information (i) as required by law; provided,

however, that the Stockholder Representative shall use commercially reasonable efforts to preserve the confidentiality of such information and provide Parent prompt written notice of the intended disclosure sufficient to enable Parent to seek a protective order or otherwise prevent such disclosure, and provided further that the Stockholder Representative shall reasonably cooperate with Parent at Parent’s request and sole expense to prevent or minimize such disclosure, (ii) to its employees, advisors or consultants and to the Stockholders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of Section 11.01(d) or (B) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under Section 11.01(d) (and in each case Parent and the Company are expressly made third party beneficiaries of such obligations), and (iii) to the extent necessary to enforce the Stockholders rights hereunder or defend against assertions or claims by Parent or its Affiliates hereunder in any Legal Proceedings involving a dispute between Parent and/or the Company, on the one hand, and the Stockholders and/or the Stockholder Representative, on the other hand, including to any Governmental Authority or an arbitrator or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection therewith.
Section 11.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, if any.
Section 11.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company (prior to the Closing):	Stability Inc.
2910 Poston Ave. Nashville, TN 37203 Facsimile: 615-921-5550
E-mail: bmartin@stabilitybio.com
Attention: Brian Martin

with a copy to:	Miller & Martin PLLC
1180 W. Peachtree Street, N.W.
Suite 2100 Atlanta, GA 30309
Facsimile: 404-962-6397
E-mail: Ashley.Halfman@millermartin.com
Attention: Ashley A. Halfman

If to Parent, Merger Subs or (after the Closing) the Company:	MiMedx Group, Inc.
1775 West Oak Commons Ct. NE Marietta, GA 30062
Facsimile: 770-590-3567
E-mail: lhaden@mimedx.com
Attention: Alexandra O. Haden

with a copy to:	Troutman Sanders LLP
600 Peachtree St. NE
Suite 5200
Atlanta, GA 30308
Facsimile: 404-962-6599
E-mail: david.ghegan@troutmansanders.com
Attention: David W. Ghegan, Esq.

If to the Stockholder Representative:	Brian Martin 1816 Cedar Lane Nashville, TN 37212
Facsimile: 615-921-5550
E-mail: bmartin@stabilitybio.com

with a copy to:	Miller & Martin PLLC
1180 W. Peachtree Street, N.W.
Suite 2100 Atlanta, GA 30309
Facsimile: 404-962-6397
E-mail: Ashley.Halfman@millermartin.com
Attention: Ashley A. Halfman

Section 11.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.07    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.09    No Third-party Beneficiaries. Except as provided in Section 6.08, Section 7.03 and ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Subs and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Subs, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Subs) or by Parent or Merger Subs (with respect to any failure by the Company or the Stockholders), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 11.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA OR THE COURTS OF THE STATE OF GEORGIA LOCATED IN COBB COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(C).
Section 11.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the Company shall only be entitled to seek specific performance of the terms of this Agreement from Parent and Merger Subs if all of the conditions set forth in Section 8.01 and Section 8.02 have been fulfilled.

Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused their respective duly authorized officers to execute this Agreement as of the date first written above.
PARENT:
MIMEDX GROUP, INC.
By:     /s/ Parker H. Petit
Name: Parker H. Petit
Title: Chairman and Chief Executive Officer
MERGER SUB:
TITAN ACQUISITION SUB I, INC.
By:     /s/ Parker H. Petit
Name: Parker H. Petit
Title: Chairman and Chief Executive Officer
MERGER SUB II:
TITAN ACQUISITION SUB II, LLC
By:     /s/ Parker H. Petit
Name: Parker H. Petit
Title: Manager

COMPANY:
STABILITY INC.
By:     /s/ Brian Martin
Name: Brian Martin
Title: Chief Executive Officer
STOCKHOLDERS:
/s/ Brian Martin
Brian Martin
/s/ Martin P. Hall, Jr.
Martin P. Hall, Jr.
/s/ Thomas E. Johnston
Thomas Johnston
STOCKHOLDER REPRESENTATIVE:
/s/ Brian Martin
Brian Martin,
in his capacity as Stockholder Representative

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